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26 October, 1999

The Board of Directors

MyWeb Inc.


Dear Sirs

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion of our report dated 6 May, 1999 on the financial statements of TecnoChannel Technologies Sdn. Bhd. as of 31 December, 1998 and for the year/nine month period ended 31 December, 1998 and 1997, respectively, and the notes thereto in the Registration Statement on Form SB-2 and the related Prospectus of MyWeb Inc.com relating to the registration of its shares of common stock.

We have not audited any financial statements of the Company subsequent to 31 December, 1998 or performed any audit procedures subsequent to the date of our report.

                                                     /s/ Arthur Andersen & Co.
                                                     -------------------------
                                                     Arthur Andersen & Co.

Yours faithfully,


Kuala Lumpur, Malaysia

wkh/kck